Exhibit 10.4

[REDBACK NETWORKS LOGO]

January 15, 2003

Thomas Cronan III

Dear Tom:

I am pleased to inform you that RedBack Networks, Inc. Board of Director’s has approved your promotion to Senior Vice President of Finance and Administration and Chief Finance Officer.

1.	Compensation. You will be paid an annual salary of $275,000 payable in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies on a periodic basis.

2.	Stock Options. You were granted an option to purchase an additional 400,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share at the close of market, on the date the option was approved by our Board of Directors; January 7, 2003. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

3.	Period of Employment. Your employment with the Company continues to be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

4.	Option Agreement: In the event a Change in Control occurs (as defined by Redback’s Stock Option Plan) and (ii) within 12 months following such Change in Control, either (A) your service with Redback is involuntarily terminated without cause or (B) there is an involuntary reduction in the nature or scope of your service to Redback (including a material reduction in your employment responsibilities) an additional 25% of the shares shall become vested, provided that this Option shall not become vested with respect to more than 100% of the shares. In addition, the Company shall also continue your base pay (at the rate in effect at the time or the termination of your employment) for a period of 12 months following the termination of your employment or, if earlier, until you secure new employment at similar compensation. Cause shall be deemed to mean your unauthorized use or disclosure of the confidential information or trade secrets of Redback, your conviction of a felony under the laws of the United States or any state thereof or your gross negligence.

350 Holger Way

San Jose, CA 95134 USA

Tel: 408 571 5200

Fax: 408 571 5173

www.redback.com

Tom, I have personally appreciated the many significant contributions you have made to Redback in the time that you have been with the company. I am looking forward to your continued leadership as you take on this new role within the company.

Very truly yours,

/s/ Kevin DeNuccio

Kevin DeNuccio

Chief Executive Officer

REDBACK NETWORKS, Inc.

AGREED AND ACCEPTED:

/s/ Thomas L Cronan III

Thomas Cronan III/Date